United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

July 13, 2009

Date of Report

(Date of Earliest Event Reported)

DIGITILITI, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-53235	26-1408538
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

266 East 7th Street, 4th Floor

St. Paul, Minnesota 55101

 (Address of Principal Executive Offices)

(651) 925-3200

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On July 13, 2009, we were served with a Summons and Complaint styled as nuArch Advisors LLC vs. Digitiliti, Inc., filed in the Second Judicial District Court for Ramsey County, Minnesota.  nuArch claimed $123,472.66 in  business technology consulting services had been rendered to us on a monthly retainer fee basis between August of 2008 and April of 2009.  We booked $87,000 in our financial statements for the quarterly period ended September 30, 2009, regarding this potential claim.

On March 8, 2010, we executed a Settlement Agreement and Release (the “Settlement Agreement”) with nuArch and its principals, Christopher Mestl (“Mestl”) and Daniel MacDonald (“MacDonald”), whereby we will pay a total of $75,000 for a complete settlement, compromise and payment of all claims of nuArch, Mestl and MacDonald under the litigation and any and all other claims they have, claim to have or believe they may have against us.

Payments are to be made by us in monthly installments commencing March 22, 2010 ($10,000), through November 22, 2010 ($8,125 each), and the Settlement Agreement provides for a confession of judgment by us for $130,000, less any required payments made, if we fail to cure any default in making any such payment after five (5) days’ written notice of any default.  A copy of the Settlement Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference, and the foregoing summary is modified in its entirety by reference to the Settlement Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

99.1

Settlement Agreement and Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITILITI, INC.

Date:	March 23, 2010	By:	/s/ Roy A. Bauer
Roy A. Bauer
CEO, President

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